UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 6, 2008

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3

(Exact name of Registrant as specified in its charter)

California	0-14187	94-2940208
(State or other jurisdiction	(Commission	(I.R.S. Employer
Of incorporation or	File Number	Identification Number)
Organization)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets.

Consolidated Capital Institutional Properties/3, a California limited partnership (the “Registrant”), owns a 100% interest in Park Capitol Apartments (“Park Capitol”), a 135-unit apartment complex located in Salt Lake City, Utah.  On June 6, 2008, the Registrant sold Park Capitol to a third party, Jackson Square Properties, LLC, a California limited liability company (the “Purchaser”). The Purchaser purchased Park Capitol, along with one other apartment complex, which was owned by an entity affiliated with AIMCO Properties, L.P., which is also an affiliate of both the Partnership and the General Partner of the Registrant.  The total sales price for Park Capitol and the other apartment complex was $53,000,000 of which $12,250,000 represents the portion of the sales price allocated to Park Capitol. The Registrant continues to own and operate five other apartment properties.

In accordance with the terms of the Registrant’s Third Amendment to the Second Amended and Restated Limited Partnership Agreement, the Registrant’s general partner is currently evaluating the cash requirements of the Registrant to determine what portion of the sale proceeds, if any, will be available to distribute to the Registrant’s partners.

Item 9.01

Financial Statements and Exhibits

(b)

Pro forma financial information.

The following unaudited pro forma balance sheet and statements of operations reflect the operations of the Registrant as if Park Capitol had been sold on January 1, 2007.

The pro forma financial statements do not project the Registrant’s results of operations at any future date or for any future period. This pro forma information should be read in conjunction with the Registrant’s 2008 Quarterly Report on Form 10-Q for the period ended March 31, 2008, and the Registrant’s 2007 Annual Report on Form 10-KSB.

PRO FORMA BALANCE SHEET

(in thousands)

March 31,2008

All other assets	$ 2,379
Investment property, net	44,513
Total Assets	$ 46,892

All other liabilities	$ 18,388
Mortgage notes payable	47,854
Partners’ deficit	(19,350)
Total Liabilities and Partners’ Deficit	$ 46,892

PRO FORMA STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months Ended	Year Ended
	March 31, 2008	December 31, 2007

Total revenues	$ 3,217	$ 11,979
Total expenses	4,174	14,984
Net loss	$ (957)	$ (3,005)

Net loss per limited partnership unit	$ (2.48)	$ (7.85)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3

By:

ConCap Equities, Inc.

General Partner

By:

/s/Martha L. Long

Martha L. Long

Senior Vice President

Date:

June 11, 2008